Exhibit 99.1

FICO Announces Earnings of $0.40 per Share for Fiscal Third Quarter 2010

Revenue of $155 million and bookings of $64 million

MINNEAPOLIS--(BUSINESS WIRE)--July 28, 2010--FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced financial results for its third fiscal quarter ended June 30, 2010.

Third Quarter Fiscal 2010 Results
Net income for the quarter totaled $17.9 million, or $0.40 per share. This compares with prior-year period net income of $18.1 million, or $0.37 per share.

Third Quarter Fiscal 2010 Revenue
The company reported quarter revenues of $155.3 million versus $156.0 million reported in the prior year period. The prior year period included $5.0 million in revenue associated with the telecom product lines, which have since been divested.

“Performance was solid across all segments of our business, despite prevailing hesitation in the U.S. economy,” said Mark Greene, chief executive officer. “We continued to execute against our long-term growth strategy, releasing several new predictive analytic products, including FICO Debt Manager 8. We also made good progress in improving our sales execution.”

Revenues for third quarter fiscal 2010 across each of the company’s three operating segments were as follows:

  Applications revenues, which include the company’s preconfigured Decision Management applications and associated professional services, were $91.4 million in the third quarter compared to $94.6 million in the prior year quarter, a decrease of 3%, primarily due to the divestiture of $5.0 million of revenue associated with the telecom product lines. Excluding the divested product lines, revenue increased 2% due to an increase in revenue from fraud management solutions and Retail Action Manager, a component of Marketing Solutions.

  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $46.5 million in the third quarter compared to $45.3 million in the prior year quarter, an increase of 3%, primarily due to an increase in revenues derived from the B2C service.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $17.4 million in the third quarter compared to $16.1 million in the prior year quarter, an increase of 8%, primarily due to increases associated with a large license sale during the quarter.

Bookings
Bookings for the third quarter were $63.5 million compared to $49.0 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards new bookings as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow
Cash and cash equivalents, and investments were $271.9 million at June 30, 2010, as compared to $390.3 million at September 30, 2009. Significant changes in cash and cash equivalents from September 30, 2009 include $84.0 million of cash provided by operations, which was negatively impacted due to $30.9 million in working capital changes, $137.5 million of cash used to repurchase common stock, $50 million related to repayment of the revolving line of credit, $12.7 million related to the purchase of property and equipment and $2.8 million of dividends paid.

Outlook
The Company reiterates the previously issued guidance of year-over-year GAAP earnings per share growth by a high single-digit percentage in fiscal 2010 compared to fiscal 2009, mainly as a result of previously completed stock repurchases and cost controls.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its third quarter fiscal 2010 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through August 28, 2010.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO; www.FICO.com) is the leader in decision management, transforming business by making every decision count. FICO combines trusted advice, world-class analytics, and innovative applications to help businesses automate, improve, and connect decisions over customer lifecycles and across the enterprise. Clients in 80 countries work with FICO to increase customer loyalty and profitability, reduce fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through its consumer website, www.myFICO.com.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2009 and its last quarterly report on Form 10-Q for the period ended March 31, 2010. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended June 30, 2010 and 2009
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Transactional and maintenance	$115,902	$119,534	$344,709	$362,646
Professional services	25,541	28,400	75,704	87,792
License	13,886	8,084	30,132	28,375
Total revenues	155,329	156,018	450,545	478,813

Operating expenses:
Cost of revenues	45,316	48,160	132,476	160,655
Research and development	19,176	18,364	57,403	55,409
Selling, general and administrative	57,077	50,290	165,977	157,519
Amortization of intangible assets	2,683	3,219	8,918	9,622
Restructuring	-	(237)	-	8,711
Loss on sale of product line assets	-	2,993	-	2,993
Total operating expenses	124,252	122,789	364,774	394,909
Operating income	31,077	33,229	85,771	83,904
Other expense, net	(4,368)	(4,647)	(13,507)	(14,284)
Income from operations before income taxes	26,709	28,582	72,264	69,620
Provision for income taxes	8,771	10,443	23,648	21,263
Income from continuing operations	17,938	18,139	48,616	48,357
Loss from discontinued operations	-	-	-	(363)
Net income	$17,938	$18,139	$48,616	$47,994

Basic earnings per share:
Continuing operations	$0.40	$0.37	$1.05	$0.99
Discontinued operations	-	-	-	-
Total	$0.40	$0.37	$1.05	$0.99

Diluted earnings (loss) per share:
Continuing operations	$0.40	$0.37	$1.04	$0.99
Discontinued operations	-	-	-	(0.01)
Total	$0.40	$0.37	$1.04	$0.98

Shares used in computing earnings (loss) per share:
Basic	44,446	48,835	46,171	48,707
Diluted	44,885	48,986	46,561	48,777

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2010 and September 30, 2009
(In thousands)
(Unaudited)

	June 30,	September 30,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$112,612	$178,157
Marketable securities	129,173	139,673
Accounts receivable, net	107,804	101,742
Prepaid expenses and other current assets	22,223	22,986
Total current assets	371,812	442,558

Marketable securities and investments	30,089	72,445
Property and equipment, net	31,421	34,340
Goodwill and intangible assets, net	689,854	705,895
Other assets	39,221	48,650
	$1,162,397	$1,303,888

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$43,979	$46,776
Accrued compensation and employee benefits	31,421	28,139
Deferred revenue	45,234	39,673
Current maturities on long-term debt	8,000	-
Total current liabilities	128,634	114,588

Revolving line of credit	245,000	295,000
Senior notes	267,000	275,000
Other liabilities	14,647	19,031
Total liabilities	655,281	703,619

Stockholders’ equity	507,116	600,269
	$1,162,397	$1,303,888

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Nine Months Ended June 30, 2010 and 2009
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Applications revenues:
Transactional and maintenance	$62,939	$67,991	$194,376	$206,683
Professional services	21,500	24,077	62,583	70,697
License	6,991	2,491	14,239	11,164
Total applications revenues	$91,430	$94,559	$271,198	$288,544

Scores revenues:
Transactional and maintenance	$46,153	$44,832	$129,181	$136,262
Professional services	352	472	1,411	1,229
License	-	-	-	-
Total scores revenues	$46,505	$45,304	$130,592	$137,491

Tools revenues:
Transactional and maintenance	$6,810	$6,711	$21,152	$19,701
Professional services	3,689	3,851	11,710	15,866
License	6,895	5,593	15,893	17,211
Total tools revenues	$17,394	$16,155	$48,755	$52,778

Total revenues:
Transactional and maintenance	$115,902	$119,534	$344,709	$362,646
Professional services	25,541	28,400	75,704	87,792
License	13,886	8,084	30,132	28,375
Total revenues	$155,329	$156,018	$450,545	$478,813

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2010 and 2009
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$48,616	$47,994
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	23,762	29,052
Share-based compensation	13,235	15,342
Changes in operating assets and liabilities net of disposition effects	649	31,520
Other, net	(2,237)	438
Net cash provided by operating activities	84,025	124,346

Cash flows from investing activities:
Purchases of property and equipment	(12,746)	(11,283)
Cash proceeds from divestitures	2,182	1,000
Net activity from marketable securities	50,824	(3,228)
Other, net	50	1,300
Net cash provided by (used in) investing activities	40,310	(12,211)

Cash flows from financing activities:
Payments on revolving line of credit	(50,000)	-
Proceeds from issuances of common stock	1,981	2,822
Repurchases of common stock	(137,497)	-
Other, net	(1,720)	(2,802)
Net cash provided by (used in) financing activities	(187,236)	20

Effect of exchange rate changes on cash	(2,644)	(1,487)

Increase (decrease) in cash and cash equivalents	(65,545)	110,668
Cash and cash equivalents, beginning of period	178,157	129,678
Cash and cash equivalents, end of period	$112,612	$240,346

CONTACT:
FICO
Investors/Analysts:
Michael Pung, 800-213-5542
investor@fico.com
or
Media:
Steve Astle, 415-446-6204
stephenastle@fico.com